Exhibit 10.3
CHANGE OF CONTROL AGREEMENT
THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”), is made and entered into effective as of _______, 2020 (the “Effective Date”), by and between Exterran Corporation, a Delaware corporation (the “Company”), and Andrew Way (“Executive”).
WHEREAS, Executive is employed as President and Chief Executive Officer of the Company;
WHEREAS, the Company and Executive mutually desire to enter into an agreement regarding their respective rights and obligations in connection with a Change of Control during the Term; and
WHEREAS, (i) concurrently with the execution of this Agreement, the Company and Executive have entered into a Severance Benefit Agreement (the “Severance Agreement”), and (ii) if there is a Qualifying Termination of Employment under the Severance Agreement that does not constitute a Qualifying Termination of Employment for purposes of this Agreement, then the Severance Agreement shall apply in lieu of this Agreement.
NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance hereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Term. This Agreement shall begin on the Effective Date and shall continue until the first (1st) anniversary of the Effective Date (the “Initial Term”); provided, however, that thereafter, the term of this Agreement shall automatically be extended for successive one (1) year periods (each, a “Renewal Term”) (the Initial Term, plus any Renewal Terms, plus, in the event of Executive’s Qualifying Termination of Employment (as defined below) for Good Reason, any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason, are collectively referred to as the “Term”), unless at least 365 days prior to the expiration of the Initial Term or any Renewal Term, the Board shall give written notice to Executive that the Term of this Agreement shall cease to be so extended. However, if a Change of Control shall occur during the Term, the Term shall automatically continue in effect for a period of eighteen (18) months following the Change of Control plus, in the event of Executive’s Qualifying Termination of Employment for Good Reason, any additional time period necessitated by the Company’s right to cure as set forth in the definition of Good Reason, and thereafter shall automatically terminate. In addition, this Agreement shall automatically terminate upon Executive’s termination of employment. Termination of this Agreement shall not alter or impair any rights of Executive arising under this Agreement on or prior to such termination.
2.    Termination of Employment. Upon a termination of Executive’s employment with the Company during the Term for any reason, the Company shall pay to Executive, not later than

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the sixtieth (60th) day following the Date of Termination (or such earlier date as may be required by applicable law), an amount, in a lump sum payment, equal to the sum of: (A) Executive’s earned but unpaid Base Salary through the Date of Termination, (B) any portion of Executive’s vacation pay earned, but not used, through the Date of Termination, and (C) any unreimbursed business expenses as of the Date of Termination. Vested benefits (if any) under any employee benefit plans shall be governed by the terms and conditions of the applicable plans. In addition to the foregoing, if Executive incurs a Qualifying Termination of Employment during the Term, Executive shall be entitled to the benefits provided in Section 3 hereof. If Executive’s employment terminates during the Term for any reason other than due to a Qualifying Termination of Employment, then Executive shall not be entitled to any benefits under Section 3 of this Agreement.
3.    Benefits Upon a Qualifying Termination of Employment. If Executive incurs a Qualifying Termination of Employment during the Term, then subject to Sections 3(e), 3(f) and 3(g) below, Executive will be entitled to receive the following payments and benefits:
(a)    Lump Sum. The Company shall pay to Executive on the sixtieth (60th) day following the Date of Termination, an amount, in a lump sum payment, equal to the sum of:
(i)    An amount equal to three times Executive’s Base Salary plus three times Executive’s Target Short-Term Incentive; plus
(ii)    Executive’s Target Short-Term Incentive for the Termination Year (prorated to the Date of Termination); plus
(iii)    Any earned but unpaid Short-Term Incentive for the Company’s fiscal year ending prior to the Termination Year (provided, however, if the prior year’s Short-Term Incentive has not yet been calculated as of the sixtieth (60th) day following the Date of Termination, such amount shall be payable when calculated and paid to others under the same award plan, but in no event later than March 15th of the year following the Termination Year); plus
(iv)    Amounts previously deferred by Executive, if any, or earned but not paid, if any, under any Company incentive and nonqualified deferred compensation plans or programs as of the Date of Termination; plus
(v)    An amount equal to two (2) years of (A) Executive’s premium payments for continuation coverage pursuant to Section 4980B of the Code for Executive and Executive’s eligible dependents following the Separation Date minus (B) the cost to Executive of premium payments for healthcare coverage for Executive and Executive’s eligible dependents during Executive’s employment with the Company (calculated based on Executive’s elections as in effect on the Date of Termination).
(b)    Incentive Awards. All outstanding equity and equity-based incentive awards (including, without limitation, stock options, restricted stock, restricted stock units, and performance shares or units) based in common stock of the company and all cash-based incentive awards (not otherwise covered in Section 3(a) above) held by Executive and not previously vested shall become

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100% vested upon Executive’s Qualifying Termination of Employment; provided, that if Executive’s Date of Termination occurs prior to a Change of Control, such awards shall remain outstanding and eligible to vest upon a Change of Control occurring within six (6) months thereafter and shall automatically terminate upon the earlier of the six (6)-month anniversary of the Date of Termination (to the extent such awards do not become vested on or prior to such six (6)-month anniversary) or the applicable expiration date that would apply to such awards had Executive remained employed by the Company; and provided further, that if the achievement of the performance goals applicable to any performance units or performance shares held by Executive on the later of the Date of Termination or Change of Control to which such Qualifying Termination of Employment relates (as applicable) has not yet been measured, then such performance goals shall be deemed attained at target level(s). Except as otherwise provided below, any such vesting shall be will be paid or delivered in accordance with the terms of the applicable award agreements, including any discretion of the Company to issue shares in book entry form or cash. Notwithstanding the foregoing, with respect to an award that is subject to Section 409A (as defined below), the acceleration of vesting under this Section 3(c) shall not cause an impermissible acceleration of payment or change in form of payment of such award under Section 409A. Notwithstanding the terms of any Company (or affiliate) plan or agreement between the Company (or affiliate) and Executive to the contrary, the accelerated vesting of all awards required pursuant to the terms of this Section 3(b) shall govern.
(c)    Release. Notwithstanding anything in this Agreement to the contrary, as a condition of receiving the payment or benefits described in Sections 3(a) or 3(b), the Executive agrees to execute, deliver and not revoke in accordance with the terms of the Release, the Waiver and Release attached here as Exhibit B (the “Release”), such Release to be delivered, and to have become fully irrevocable, on or before the end of the sixty (60) day period following the Executive’s date of Qualifying Termination of Employment. If the Release has not been executed and delivered and become irrevocable on or before the end of such sixty (60) day period, no payments or benefits described in Sections 3(a) or 3(b) hereof shall be payable.
(d)    Acknowledgement. The parties acknowledge and agree that the severance amounts payable to Executive under Section 3(a) are not eligible compensation for purposes of the 401(k) Plan (and thus is not eligible for a matching contribution thereunder).
(e)    Severance Offset. Except as otherwise expressly provided in a written agreement between Executive and the Company, any cash severance payments payable under Section 3(a) shall be offset or reduced by the amount of any cash severance amounts payable to Executive under any other agreement the Company or any of its affiliates may have entered into with Executive or any severance plan or program maintained by the Company or any affiliate for employees generally.
(f)    Statutory Severance. Notwithstanding anything herein to the contrary, if (i) Executive is entitled to receive severance or similar benefits under the laws of a country that is not the United States (“Statutory Severance”) and (ii) Executive incurs a Qualifying Termination of Employment during the Term and becomes entitled to the payments and benefits provided in Sections 3(a) and 3(b) hereof, then such Executive will be entitled to receive either an amount equal to (i) the Statutory Severance or (ii) the payments and benefits described in Sections 3(a) and 3(b), whichever is greater.

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(g)    Section 409A Matters.

(i)
Payments pursuant to this Agreement are intended to comply with or be exempt from Code Section 409A and accompanying Department of Treasury regulations and other interpretive guidance promulgated thereunder (collectively, “Section 409A”) and, to the extent applicable, the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the Company may unilaterally adopt such amendments to this Agreement and/or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 3(g) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)
Executive shall have no right to specify the calendar year during which any payment hereunder shall be made. All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (A) the amounts reimbursed and in-kind benefits under this Agreement during Executive’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (B) the reimbursement of an eligible expense shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred, and (C) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

(iii)
Notwithstanding any provision of this Agreement to the contrary, the Company and Executive agree that no benefit or benefits under this Agreement, including, without limitation, any severance payments or benefits payable under Section 3 hereof, shall be paid to Executive during the six (6)-month period following the Separation Date if paying such amounts at the time or times indicated in this Agreement would constitute a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence,

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then on the first (1st) business day next following the earlier of (i) the date that is six (6) months and one day following the date of Executive’s termination of employment, (ii) the date of Executive’s death or (iii) such earlier date as complies with the requirements of Section 409A, the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).
4.    Limitation on Payments.
(a)    Notwithstanding anything in this Agreement to the contrary, if any payment or distribution received or to be received by Executive (including any payment or benefit received in connection with a termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 3 of this Agreement, the “Total Payments”) would be subject (in whole or part) to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, Executive’s remaining Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes applicable to such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The reduction undertaken pursuant to this Section 4 shall be accomplished first by reducing or eliminating any cash payments subject to Section 409A as deferred compensation (with payments to be made furthest in the future being reduced first), then by reducing or eliminating cash payments that are not subject to Section 409A, then by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) subject to Section 409A as deferred compensation (with payments to be made furthest in the future being reduced first), and finally by reducing payments attributable to equity-based compensation (or the accelerated vesting thereof) that is not subject to Section 409A.
(b)    For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments, the receipt or retention of which Executive has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes

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reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).
5.    Restrictions and Obligations of Executive.
(a)    Consideration for Restrictions and Covenants. The Company and Executive agree that the principal consideration for the Company’s agreement to make the payments provided in this Agreement to Executive is Executive’s compliance with the undertakings set forth in this Section 5. Except as otherwise stated in Section 8(q) herein, in the event of any conflict between Section 5 of this Agreement and any other written agreement between the Company and Executive, the terms of this Section 5 control with respect to Executive’s post-employment obligations set forth herein.
(b)    Confidentiality. Executive acknowledges that the Company will provide Executive with Confidential Information and has previously provided Executive with Confidential Information. In return for consideration provided under this Agreement, Executive agrees that Executive will not, while employed by the Company or any affiliate and thereafter, disclose or make available to any other person or entity, or use for Executive’s own personal gain, any Confidential Information, except for such disclosures as required in the performance of Executive’s duties with the Company or as may otherwise be required by law or legal process (in which case Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following Executive’s receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information). Notwithstanding the foregoing, nothing contained herein shall prohibit Executive from reporting possible violations of federal law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, as provided in Section 8(p) hereof.
(c)    Non-Solicitation. For the one (1) -year period following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly (i) employ or seek to employ any person who is as of the date of Executive’s termination of employment, or was at any time within the six (6)-month period preceding the date of Executive’s termination of employment, an officer, executive, general manager or director or equivalent or more senior-level employee of the Company or any of its affiliates. Furthermore, during the same one-year period following Executive’s termination of employment, Executive shall not solicit, encourage, cause or induce any such employee of the Company or any of its affiliates to terminate such employee’s employment with the Company or any of its affiliates for employment by another person or entity (including for this purpose contracting with any person who was an independent contractor (excluding consultant) of the Company or any of its affiliates on the date of Executives’ termination of employment or during the six (6) month period preceding Executive’s termination of employment with the Company) or (ii) take any action that would interfere with the relationship of the Company or and of its affiliates with their suppliers or customers without, in either case, the prior written

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consent of the Board, or engage in any other action or business that could have a material adverse effect on the Company.
(d)    Non-Competition. During the term of Executive’s employment with the Company, or any of its affiliates thereof and for one (1) -year period following the termination of Executive’s employment for any reason, Executive shall not, directly or indirectly:

(i)
engage in any managerial, administrative, advisory, consulting, operational or sales activities in a Restricted Business anywhere in the Restricted Area, including, without limitation, as a director or partner of such Restricted Business, or

(ii)
organize, establish, operate, own, manage, control or have a direct or indirect investment or ownership interest in a Restricted Business or in any corporation, partnership (limited or general), limited liability company, enterprise or other business entity that engages in a Restricted Business anywhere in the Restricted Area.

Nothing contained in this Section 5 shall prohibit or otherwise restrict Executive from acquiring or owning, directly or indirectly, for passive investment purposes not intended to circumvent this Agreement, securities of any entity engaged, directly or indirectly, in a Restricted Business if either (i) such entity is a public entity and Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) owns, directly or indirectly, no more than three percent (3%) of any class of equity securities of such entity or (ii) such entity is not a public entity and Executive (A) is not a controlling Person of, or a member of a group that controls, such entity and (B) does not own, directly or indirectly, more than one percent (1%) of any class of equity securities of such entity.
(e)    Nondisparagement. Executive, acting alone or in concert with others, agrees that from and after the date on which Executive’s employment terminates, Executive will not publicly criticize or disparage the Company or its affiliates, or privately criticize or disparage the Company or its affiliates in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company or its affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by Executive to any state or federal law enforcement or regulatory agency or any legislative or regulatory committee or require notice to the Company thereof.
(f)    Injunctive Relief. Executive acknowledges that monetary damages for any breach of Sections 5(b), (c), (d) or (e) above will not be an adequate remedy and that irreparable injury will result to the Company, its business and property, in the event of such a breach. For that reason, Executive agrees that in the event of a breach of Sections 5(b), (c), (d) or (e) above, in addition to recovering legal damages, the Company is entitled to proceed in equity for specific performance or to enjoin Executive from violating such provisions.
(g)    Reformation. Executive and Company agree that it was both parties’ intention to enter into a valid and enforceable agreement. Executive agrees that if any covenant contained in

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this Section 5 is found by a court of competent jurisdiction or an arbitrator to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, then the court or arbitrator shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of the Company.
6.    Return of Property. On or immediately following the date on which Executive’s employment terminates, Executive shall promptly return all Property which had been entrusted or made available to Executive by the Company; provided that if such Property is in electronic form on Executive’s personal computers Executive shall be deemed to comply with this Section 6 if Executive, after obtaining the Company’s consent, deletes such Property from Executive’s personal computers.
7.    Post-Separation Date Assistance. Following the date on which Executive’s employment terminates, Executive agrees that Executive will reasonably and appropriately respond to all inquiries from the Company relating to any current or future litigation of which Executive may have relevant information, and shall make himself or herself reasonably available to confer with the Company and otherwise provide testimony as the Company may deem necessary in connection with such litigation, subject in all cases to Executive’s other business and personal commitments. Such assistance shall be provided by Executive without remuneration, but the Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive in complying with this Section 7 upon the presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of Executive.
8.    Miscellaneous Provisions.
(a)    Definitions Incorporated by Reference. Reference is made to Exhibit A hereto for definitions of certain capitalized terms used in this Agreement, and such definitions are incorporated herein by such reference with the same effect as if set forth herein.
(b)    No Other Mitigation or Offset. The provisions of this Agreement are not intended to, nor shall they be construed to, require that Executive mitigate the amount of any payment or benefit provided for in this Agreement by seeking or accepting other employment. Except as provided in Section 3(f), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned or health benefits received by Executive as the result of employment outside of the Company.
(c)    Successors. Except in the case of a merger involving the Company with respect to which under applicable law the surviving corporation of such merger will be obligated under this Agreement in the same manner and to the same extent as the Company would have been required if no such merger had taken place, the Company will require any successor, by purchase or otherwise, to all or substantially all of the business and/or assets of the Company, to execute an agreement whereby such successor expressly assumes and agrees to perform this Agreement in the same manner

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and to the same extent as the Company would have been required if no such succession had taken place and expressly agrees that Executive may enforce this Agreement against such successor. Failure of the Company to obtain any such required agreement and to deliver such agreement to Executive prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to payment from the Company in the same amount and on the same terms as Executive would be entitled hereunder if. Executive’s employment had terminated for Good Reason and such termination constituted a Qualifying Termination of Employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets that executes and delivers the agreement provided for in this Section 8(c)(i) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
(d)    Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to Executive hereunder if Executive had continued to live, all such amounts shall he paid in accordance with the terms of this Agreement to Executive’s beneficiary as filed with the Company pursuant to this Agreement or, if there is no such designated beneficiary, to Executive’s estate.
(e)    Notice. All notices or communications hereunder shall be in writing, addressed as follows:
If to the Company:
Exterran Corporation
11000 Equity Drive
Houston, Texas 77041
Attn: General Counsel
legalreview@exterran.com
If to Executive:
At Executive’s residence address as
maintained by the Company in the regular
course of business for payroll purposes.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery or by overnight delivery service, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth (5th) business day after the day on which such notice is mailed.
(f)    Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and by (i) the Executive Chairman of the Board, (ii) the Lead Independent Director or

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(iii) any officer authorized by Chairman of the Board or the Lead Independent Director. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(g)    Choice of Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without regard to conflicts of laws principles.
(h)     Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.
(i)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.
(j)    Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.
(k)    Corporate Approval. This Agreement has been approved by the Board, and has been duly executed and delivered by Executive and on behalf of the Company by its duly authorized representative.
(l)    Arbitration. Subject to Sections 5(f) and 8(l) hereof, any dispute, controversy or claim arising out of or relating to the obligations under this Agreement, shall be exclusively settled by final and binding arbitration in accordance with the American Arbitration Association Employment Dispute Resolution Rules. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels submitted by the American Arbitration Association (the “AAA”). The selection process shall be that which is set forth in the AAA Employment Dispute Resolution Rules, except that, if the parties fail to select an arbitrator from one or more panels, AAA shall not have the power to make an appointment but shall continue to submit additional panels until an arbitrator has been selected. The arbitration shall take place in Houston, Texas in the English language. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator’s findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, nonbinding settlement efforts including mediation. The Company shall reimburse Executive, not later than December 31st of the calendar year incurred (or, if later, the last day of the month following the month incurred), for all legal fees and expenses incurred by Executive in connection with any dispute arising under this Agreement

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on or after the Effective Date, including, without limitation, the lees and expenses of the arbitrator, unless the arbitrator finds Executive brought such claim in bad faith, in which event each party shall pay its own costs and expenses and Executive shall repay the Company any lees and expenses previously paid on Executive’s behalf by the Company.
(m)    Venue. Any suit, action or other legal proceeding for specific performance or injunctive relief arising under Section 5(f) of this Agreement shall be brought in the United States District Court for the Southern District of Texas, Houston Division, or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Harris County, Texas. Each of Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.
(n)    Withholding of Taxes. The Company and its affiliates may withhold from any amounts payable under this Agreement all taxes required to be withheld pursuant to any applicable law or regulation.
(o)    No Effect on Employment. This Agreement is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on Executive’s part to continue in employment by the Company or any of its affiliates, or of the Company or any of its affiliates to continue Executive’s employment with the Company. Nothing in this Agreement modifies the nature of the employment relationship between the Company and its affiliates and Executive which continues to be an “at-will” relationship.
(p)    Clawback and Recoupment. All compensation and benefits payable to Executive by the Company and/or its affiliates (including any such amounts payable under this Agreement) will be subject to any clawback or recoupment policies that the Company and/or its affiliates may adopt from time to time, including, without limitation, the Incentive-Based Compensation Recoupment Policy adopted by the Company’s Board of Directors to be effective on January 1, 2019.
(q)    Protected Rights; Defend Trade Secrets Act. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. Executive understands that this Agreement does not limit his or her ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Executive understands that under the Defend Trade Secrets Act: (1) no person will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined in the Economic Espionage Act) that is: (A) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) made in a complaint or other document filed

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in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (2) a person who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the person and use the trade secret information in the court proceeding, if the person files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
(r)    Entire Agreement. This Agreement constitutes the entire agreement of Executive and the Company with respect to the subject matter hereof, and hereby expressly terminates, rescinds and replaces in full any prior and contemporaneous promises, representations, understandings, arrangements and agreements between the parties relating to the subject matter hereof, whether written or oral. However, the Severance Agreement shall remain in full force and effect, subject to any termination provisions contained therein, through the Date of Termination (and if there is a Qualifying Termination of Employment under the Severance Agreement that does not constitute a Qualifying Termination of Employment for purposes of this Agreement, then the Severance Agreement shall apply in lieu of this Agreement (and this Agreement shall be of no further force and effect)). Nothing in this Agreement shall affect Executive’s rights under such compensation and benefit plans and programs of the Company in which Executive may participate, except as may be explicitly provided in this Agreement.
(s)    Payment Date. If any payment hereunder falls upon a date in which the banks in Houston, Texas are closed, then such payment shall be due on the next available date in which banks are open for business in Houston, Texas.
IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which taken together shall constitute one agreement, effective as of the Effective Date.

Exterran Corporation

By:
Name:
Title:

Executive

By:
Name:
Title:

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EXHIBIT A
Definitions:
i.401(k) Plan. “401(k) Plan” shall mean any Code Section 401(a) qualified plan that includes a cash or deferral arrangement under Code Section 401(k) maintained by the Company or an affiliate thereof.
ii.Base Salary. “Base Salary” shall mean Executive’s annual rate of base salary (without regard to bonus compensation) as in effect immediately prior to the Change of Control or, if later, the Date of Termination.
iii.Board. “Board” shall mean the Board of Directors of the Company.
iv.Cause. “Cause” shall mean a termination of Executive’s employment due to (a) the commission by Executive of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of the Company or an affiliate), (b) a conviction of Executive of (or a plea of nolo contendere to) a felony or a crime involving fraud, dishonesty or moral turpitude, (c) willful failure of Executive to follow the written directions of the Board; (d) willful failure of Executive to render services to the Company or an affiliate in accordance with Executive’s employment arrangement, which failure amounts to a material neglect of Executive’s duties to the Company or an affiliate; (e) material violation of the Company’s Code of Conduct; or (f) Executive’s use of alcohol or illicit drugs in the workplace or otherwise in a manner that has or may reasonably be expected to have a detrimental effect on Executive’s performance, Executive’s duties to the Company, or the reputation of the Company or any affiliate thereof.
v.Change of Control. A “Change of Control” of the Company shall mean:
a.The acquisition by any Person of beneficial ownership (within the meaning of Rule
13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), any acquisition by any Person pursuant to a transaction which complies with clause (A) of subsection (c) of this definition shall not constitute a Change of Control; or
b.Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered for purposes of this definition as though such individual was a member of the Incumbent Board, but excluding, for these purposes, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(a)The consummation of a reorganization, merger or consolidation involving the Company or any of its subsidiaries, or the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole (other than to an entity wholly owned, directly or indirectly, by the Company) (each, a “Corporate Transaction”), in each case, unless, following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Resulting Corporation in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction. The term “Resulting Corporation” means (1) the Company or its successor, or (2) if as a result of a Corporate Transaction the Company or its successor becomes a subsidiary of another entity, then such entity or the parent of such entity, as applicable, or (3) in the event of a Corporate Transaction involving the sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then the transferee of such assets or the parent of such transferee, as applicable, in such Corporate Transaction.
Notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any payment (or portion thereof) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in clauses (a), (b) or (c) above with respect to such payment (or portion thereof) shall only constitute a Change of Control for purposes of the payment timing of such payment if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
vi.Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
vii.Confidential Information. “Confidential Information” shall mean any and all information, data and knowledge which is part of the Property or that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or ventures or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates or ventures, which information, data or knowledge has commercial value in the business in which the Company is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement.
viii.Date of Termination. “Date of Termination” shall mean (a) if Executive terminates Executive’s employment for Good Reason, that date on which Executive’s employment is deemed terminated as provided in the definition of Good Reason, (b) with respect to a termination of employment prior to a Change of Control that is deemed to be during the Protected Period, the date of such termination, or (c) if Executive’s employment is terminated for any other reason on or after a Change of Control, the date of such termination, provided, in the case of each of clauses (a), (b) and (c) above, that such termination is also a “separation from service” within the meaning of Section 409A.
ix.Disability. A “Disability” shall mean Executive becoming entitled to long-term disability benefits under the Company’s long-term disability plan.
x.Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
xi.Good Reason. “Good Reason” shall mean the occurrence of any of the following without Executive’s express written consent:
(a)a material diminution in Executive’s duties or responsibilities;
(b)a material reduction in Executive’s Base Salary;
(c)a material reduction in Executive’s annual Target Short-Term Incentive as a percentage of Base Salary as in effect immediately prior to the Change of Control;
(d)a material reduction in Executive’s employee benefits (without regard to bonus compensation, if any), if such reduction results in Executive receiving benefits which are, in the aggregate, materially less than the benefits received by other comparable executives of the Company generally;
(e)Executive’s being required to be based at any of other office or location of employment more than fifty (50) miles from (1) the Company’s then current headquarters office in Houston, Texas, or (2) the Executives primary office or location of employment immediately prior to a Change of Control; or
(f)the willful failure by the Company to pay any compensation to Executive when due.
However, Good Reason shall not exist with respect to a matter unless Executive gives the Company a Notice of Termination by the later of: (i) the ninetieth (90th) day following the date of first occurrence of such event or (ii) the twelve (12) month anniversary of the Change in Control. If Executive fails to give such Notice of Termination timely, Executive shall be deemed to have waived all rights Executive may have under this Agreement with respect to such matter. The Company shall have thirty (30) days from the date of receipt of such Notice of Termination to cure the matter. If the Company timely cures the matter, such Notice of Termination shall be deemed rescinded. If the Company fails to cure the matter timely, Executive’s employment shall terminate for Good Reason at the end of such thirty (30)-day period.
xii.IRS. “IRS” shall mean the Internal Revenue Service.

xiii.Notice of Termination. “Notice of Termination” shall mean a written notice that sets forth in reasonable detail the facts and circumstances for termination of Executive’s employment.
xiv.Person. “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).
xv.Property. “Property” shall mean all records, files, memoranda, reports, keys, codes, computer hardware and software, documents, videotapes, written presentations, brochures, drawings, notes, correspondence, manuals, models, specifications, computer programs, email, voice mail, electronic databases, maps, drawings, architectural renditions and all other writings or materials of any type and other property of any kind or description (whether in electronic or other form) prepared, used or possessed by Executive during Executive’s employment by the Company (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Executive individually or with others during Executive’s employment which relate to the Company’s business, products or services.
xvi.Protected Period. The “Protected Period” shall mean the period of time beginning with the Change of Control and ending on the eighteen (18)-month anniversary of such Change of Control or Executive’s death, if earlier; provided, however, (a) if Executive’s employment with the Company is terminated during the Term and within six (6) months prior to the date on which a Change of Control occurs (e.g., not during the Protected Period), and (b) it is reasonably demonstrated by Executive that such termination was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or otherwise arose in connection with or anticipation of the Change of Control, then, for purposes of this Agreement, the Change of Control shall be deemed to have occurred on the date immediately prior to the date of Executive’s termination (except as otherwise expressly set forth herein) and Executive shall be deemed terminated by the Company during the Protected Period other than for Cause.
xvii.Qualifying Termination of Employment. A “Qualifying Termination of Employment” shall mean a termination of Executive’s employment during the Protected Period either (a) by the Company other than for Cause or (b) by Executive for Good Reason. A termination of employment due to Executive’s death or Disability during the Protected Period shall not constitute a Qualifying Termination of Employment.
xviii.Restricted Area. “Restricted Area” shall mean any state in the United States, or any country in which the Company or any of its affiliates engage in any Restricted Business at any time during the term of Executive’s employment with the Company.
xix.Restricted Business. “Restricted Business” shall mean any business in which the Company or any of its affiliates may be engaged as of Executive’s Date of Termination. To the extent that any entity is primarily engaged in a business other than a Restricted Business, the term “Restricted Business” shall mean the operations, division, segment or affiliate of such entity that is engaged in any Restricted Business.

xx.Short-Term Incentive. “Short-Term Incentive” shall mean, with respect to any fiscal year of the Company, the specific short-term annual incentive award (if any) approved for Executive by the Board or a designated committee of the Board with respect to such year.
xxi.Target Short-Term Incentive. “Target Short-Term Incentive” shall mean the target annual short-term incentive opportunity for Executive expressed as a percentage of base salary, as set forth in connection with the annual management incentive plan covering such Executive.
xxii.Termination Year. “Termination Year” shall mean the calendar year during which Executive’s Date of Termination occurs.

EXHIBIT B
WAIVER AND RELEASE

In exchange for the consideration offered under the Change of Control Agreement between me and Exterran Corporation (the “Company”), dated as of [ ](the “Agreement”), I hereby waive all of my claims and release the Company, any affiliate, subsidiary or venture of the Company, and any of their respective officers, directors, employees, partners, investors, counsel or agents, their benefit plans and the fiduciaries and agents of said plans (collectively referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages.
1.    I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that I have up to and including (21) calendar days from date of receipt of this document to consider whether to sign and return this Waiver and Release to the Company by hand delivery or by registered or certified mail, addressed to the address for the Company specified in the Agreement. If I sign this release prior to the expiration of the twenty-one (21) day period, I waive the remainder of that period. I waive the restarting of the twenty-one (21) day period in the event of any modification of this Waiver and Release, whether or not material.
In exchange for the consideration offered to me by the Agreement, which I acknowledge provides consideration to which I would not otherwise be entitled, I agree not to sue or file any charges of discrimination, or any other action or proceeding with any local, state and/or federal agency or court regarding or relating in any way to the Company with respect to the claims released by me herein, and I knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to the Corporate Group, except with respect to rights under the Agreement, rights under employee benefit plans or programs other than those specifically addressed in the Agreement, and such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended;; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Energy Reorganization Act, as amended, 42 U.S.C. § 5851; the Worker Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle-blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement or this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of any member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with

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my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold any taxes required by law from the amount payable to me under the Agreement and that such amount shall be reduced by any monies owed by me to the Company.
This Waiver and Release includes a release of claims of discrimination or retaliation on the basis of workers’ compensation status, but does not include workers’ compensation claims. Also excluded from this Waiver and Release are any claims which by law cannot be waived in a private agreement between an employer and employee, including but not limited to claims under the Fair Labor Standards Act, and the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), any local, state or federal law enforcement or regulatory agency, any legislative or regulatory committee or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”). I waive, however, the right to any monetary recovery or other relief should the EEOC or any other agency pursue a claim on my behalf, with the exception of any right to receive an award for information provided to the SEC.
Notwithstanding the foregoing, I do not release and expressly retain (a) all rights to indemnity, contribution, advancement of expenses and a defense, and directors and officers and other liability coverage that I may have under any Company insurance policy, the Indemnification Agreement between me and the Company dated as of [_________ ], any statute, the certificate of incorporation or bylaws of the Company or under any other written agreement between me and the Company; (b) the right to any unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan, tax-qualified plan or other Benefit Plans (for the avoidance of doubt, the term “Benefit Plans” includes any outstanding equity awards under an equity incentive plan, any deferred compensation plan, any employee stock purchase plan and the Company’s 401(k) plan); and (c) all rights and remedies arising under this Waiver and Release and the Agreement.
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release.
2.    I understand that for a period of seven (7) calendar days starting on the date immediately following the date I sign this Waiver and Release (the “Waiver Revocation Period”), I may revoke my acceptance of the offer by delivering a written statement to the Company by hand or by registered mail or certified, addressed to the address for the Company specified in the Agreement, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the consideration offered under the Agreement to which I would not otherwise have been entitled. I understand that failure to revoke my acceptance of the offer within the Waiver Revocation Period will result in this

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Waiver and Release becoming effective, permanent and irrevocable at the end of the Waiver Revocation Period.
I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions, have it explained to me and had the opportunity to seek independent legal advice with respect to the matters addressed in this Waiver and Release and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date of this Waiver and Release, except for those claims specifically not released by me herein.
I represent and warrant in executing this Waiver and Release, that I have returned all Company property in my possession or deleted such information if in electronic form.
THE COMPANY HEREBY ADVISES [ ] TO CONSULT WITH AN ATTORNEY OF [HIS/HER] CHOICE REGARDING [HIS/HER] WAIVER OF ADEA CLAIMS BEFORE EXECUTING THIS AGREEMENT.

By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions or events of the Company or any other member of the Corporate Group which occur after the date of execution of this Waiver and Release.

AGREED TO AND ACCEPTED

this day of _______, 20__:

Name:
Title:

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